DURHAM JONES & PINEGAR, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111


May 14, 2001


BriteSmile, Inc.
490 North Wiget Lane
Walnut Creek, CA 94598

Re:     Registration Statement on Form S-3 of BriteSmile, Inc.
        (the "Registration Statement")

Dear Sirs:

  We have acted as counsel for BriteSmile, Inc., a Utah corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 5,908,571 shares of the Company's Common Stock, par value $.001 per share, which has or may be issued to certain purchasers of the Company's restricted Common Stock in connection with a private placement of such shares, and to certain other persons who received warrants to purchase a total of 537,143 shares of the Company's Common Stock. The aggregate of 5,908,571 shares to be registered under the Act are referred to herein as the "Shares."

  In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

  Based upon the foregoing and in reliance thereon, it is our opinion that the Shares described in the above-referenced Registration Statement, either as issued or when issued pursuant to the terms of the warrants described in the Registration Statement, will be validly issued, fully paid and non-assessable.

  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the prospectus to be delivered thereunder. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

DURHAM JONES & PINEGAR P.C.



/s/ DURHAM JONES & PINEGAR, P.C.